EXHIBIT 10.4

                              CONSULTING AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this 16th day of May, 1997 (the "Effective Date") by and between GAY ENTERTAINMENT TELEVISION, INC., a New York corporation located in New York City, NY (the "Company") and DAVID MAYER, an individual residing in Boca Raton, Florida (the "Consultant").

                                    RECITALS

     The Consultant provides professional business, corporate finance, and financial public relations, consulting and advisory services designed to inform interested parties as to the business products, management marketing and financial potential of the Consultant's clients;

     The Company desires to engage the Consultant to perform certain services on behalf of the Company and the Consultant desires to perform such services, as described more fully in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the terms, covenants and conditions herein and other valuable consideration, the receipt, adequacy and sufficiency of which the parties hereto acknowledge, the parties hereto agree as follows:

     1. APPOINTMENT. The Company hereby appoints and retains the Consultant on the terms and conditions of this Agreement. The Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

     2. TERM. Except as otherwise terminated pursuant to Section 8 of this Agreement, the term of this Agreement shall begin on the date hereof and shall terminate on May 15, 2001. The Consultant shall commence providing its services following request by the Company.

     3. CONSULTING SERVICES.

        (a) Consultant shall provide advice to, and consult with, the Company in the preparation of the Company's business plan and business strategy, and the implementation thereof.

        (b) Consultant shall provide advice to, and consult with, the Company concerning financing planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, and private and public equity and debt financing, acquisitions and more particularly, (i) research, evaluation, due diligence and negotiations with respect to strategic partners, (ii) evaluate, introduce, negotiate and facilitate the sources of credit, banking relations and related financial opportunities, (iii) negotiate and assist the Company in terms of developing sources for additional programming; and (iv) conduct market surveys and studies and provide general marketing assistance, (v) assist and advise the Company with respect to shareholder and investor relations, and (vi) assist the Company in the preparation of reports to its shareholders and investors.


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        (c) Consultant shall act, generally, as financial public relations counsel, essentially acting (i) as liaison between the Company and its shareholders; (ii) as advisor to the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison between the Company and such persons; and (iii) as advisor to the Company with respect to communications and information (e.g., interviews, press releases, shareholder reports, and similar type documents) as well as planning, designing, developing, organizing, writing and distributing such communications and information.

        (d) The Consultant shall assist in establishing, and advise the Company with respect to: shareholder meetings; interviews of Company officers by the financial media; and interviews of Company officers by analysts, market makers, broker-dealers and other members of the financial community.

    4.  DUTIES OF THE COMPANY.

        (a) The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

        (b) The Company shall promptly supply the Consultant with: full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all shareholder reports and communications, whether or not prepared with the Consultant's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

        (c) The Company shall promptly notify the Consultant of the filing of any registration statement or private placement memorandum for the sale of securities and of any other event which imposes any restrictions on publicity.

        (d) The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released or promulgated.

    5.   REPRESENTATION AND INDEMNIFICATION.

        (a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions.

        (b) The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.


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        (c) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

        (d) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance on the general availability of information supplied to the consultant and the Consultant's ability to promulgate such information, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

        (e) The Company hereby authorizes the Consultant to issue, in the Consultant's sole discretion, corrective, amendatory, supplemental or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers or other members of the financial community.

        (f) The Company shall endeavor to appoint and nominate the Consultant to be a member of the Company's Board of Directors during the Term.

    6.  COMPENSATION.

        (a) As the sole compensation for the services to be performed by the Consultant, the Consultant shall receive:

         i) The sum of Five Hundred Thousand ($500,000), payable over the Term of this Agreement or as mutually agreed upon by the Consultant and the Chief Executive Officer of the Company, PROVIDED HOWEVER, that no cash payments shall be made by the Company to the Consultant until such time as the Company has received public or private financing in the amount of $5 million has been received by the Company;

         ii) Thirteen, point three three three three three (13.33333) Shares of Common Stock of the Company, no par value, issued as of the Effective Date.

         (b) The Consultant, as a Director of the Company, shall be entitled to receive such other compensation as may be given to other outside Directors of the Company.

         (c) The Consultant shall not be entitled to reimbursement by the Company of out-of-pocket expenses as the Consultant may incur in performing service under this Agreement, unless approved in advance in writing by the Company.

     7. RELATIONSHIP OF PARTIES. The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers' compensation insurance. This Agreement does not establish any partnership, joint venture, or


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other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

     8. TERMINATION. This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

         (a) Upon failure of the other party to cure a material default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party; provided, however, that there shall be no termination if the defaulting party cures such default within such 30 day period or if such breach or default did not cause a material and continuing damage to the Company.

         (b) Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

         (c) Upon the other party taking the benefit of any insolvency law;
and/or

         (d) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

     9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Consultant acknowledges that is the policy of the Company to maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customers which may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of its duties, the Consultant may acquire Confidential Information. The Consultant recognizes that all such Confidential Information is the property of the Company. In consideration of the Company entering into this Agreement, the Consultant agrees that:

         (a) it shall never, directly or indirectly, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential, it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement; and

         (b) during the term of its engagement by the Company, the Consultant shall exercise all due and diligent precautions to protect the integrity of any of the Company's documents embodying Confidential Information (which shall be marked "Confidential" by the Company prior to delivery to the Consultant and, if not so marked, shall not be deemed to embody Confidential Information), and upon termination of its engagement, it shall return all such documents (and copies thereof) in its possession or control.

     10. DISCLAIMER BY CONSULTANT. The Consultant makes no representation that
(a) the price of the company's publicly-traded securities will increase, (b) any person will purchase


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securities in the Company as a result of the contract, or (c) any investor will lend money to or invest in or with the Company.

     11. NON-ASSIGNABILITY. The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto except with the consent of the other. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

     12. COMPLIANCE AND GOVERNING LAW. The Consultant, together with his agents and associates, shall take all necessary, appropriate and reasonable steps to provide the services in accordance with both the securities laws of the United States and the several states, and pursuant to the rules and regulations promulgated thereunder. The terms and provisions of this Agreement shall be governed by and construed under the laws of the State of Florida.

     13. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given (a) at the time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

      14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.


     15. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or orally given and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.


                                    GAY ENTERTAINMENT TELEVISION, INC.


                                    By: /s/ MARVIN A. SCHWAM
                                       ---------------------
                                       Marvin A. Schwam, Chief Executive Officer

                                    CONSULTANT

                                        /s/ DAVID MAYER
                                        --------------------
                                        David Mayer


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